Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

February 4, 2015	For more information:
Linda Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

STEIN MART, INC. ANNOUNCES SPECIAL DIVIDEND AND $275 MILLION CREDIT FACILITY

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) announced today that its Board of Directors declared a special dividend of $5.00 per common share, payable on February 27, 2015 to shareholders of record as of the close of business on February 13, 2015. The aggregate amount of payment to be made in connection with this special dividend will be approximately $230 million. The special dividend will be funded by existing cash and the credit facilities discussed below. It is the Company’s intent to continue its regular quarterly cash dividend of $0.075 per share.

Stein Mart also announced that it has entered into a second amended and restated credit agreement (the “Credit Agreement”) with Wells Fargo Bank that will mature in February 2020 and a master loan agreement with Wells Fargo Equipment Finance, Inc. (the “Equipment Term Loan” and, together with the Credit Agreement, the “Credit Facilities”). The Credit Facilities replace the Company’s former $100 million senior secured revolving credit facility which was set to mature on February 28, 2017. The Credit Facilities (i) increase the revolving credit facility to $250 million, (ii) add a $25 million equipment term loan that matures 36 months following date of disbursement, (iii) provide better pricing terms, and (iv) extend the maturity date of the former revolving credit facility. Borrowings under the Credit Facilities will primarily be used for a special dividend, but may also be used for working capital, capital expenditures and general corporate purposes.

After payment of the dividend, the Company’s debt will fluctuate between approximately $150 and $200 million in 2015 based on seasonal working capital needs. Interest expense for 2015 is estimated to be approximately $3.5 to $4.0 million based on current interest rates.

“Today’s announcement of a $5.00 special dividend reflects our continued generation of strong cash flows and favorable access to the credit markets which allow us to return value to our shareholders” said Jay Stein, Chief Executive Officer. “Even after this special dividend, we will have ample capital capacity to make long-term investments in our business, such as our accelerated store expansion.”

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. With locations from California to Massachusetts, as well as steinmart.com, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions. In 2014, Stein Mart was voted America’s “Best Department Store” by the readers of USA TODAY.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience

Exhibit 99.1

or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	consumer sensitivity to economic conditions

•	competition in the retail industry

•	changes in consumer preferences and fashion trends

•	ability to negotiate acceptable lease terms with current and potential landlords

•	ability to successfully implement strategies to exit under-performing stores

•	extreme and/or unseasonable weather conditions

•	adequate sources of merchandise at acceptable prices

•	dependence on certain key personnel and ability to attract and retain qualified employees

•	increases in the cost of employee benefits

•	disruption of the Company’s distribution process

•	information technology failures

•	data security breaches

•	acts of terrorism

•	ability to adapt to new regulatory compliance and disclosure obligations

•	material weaknesses in internal control over financial reporting

•	other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com